Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: ir@gipreit.com

GENERATION INCOME PROPERTIES ANNOUNCES COMPLETION OF
STARBUCKS PROPERTY UPREIT TRANSACTION

Tampa, FL January 19, 2022 – Generation Income Properties, Inc. (NASDAQ: GIPR) (“GIP” or the “Company”) announced the acquisition of a 2,600 SF single-tenant retail building in Tampa, Florida for total consideration of approximately $2.2 million. The building is occupied by Starbucks (NASDAQ: SBUX) which holds an investment grade credit rating of BBB+ on the Standard & Poor's scale.

The property was placed under contract with 0.5 years remaining on the current lease term and annualized base rental income of approximately $135,000, although the tenant exercised their 5-year lease renewal option during diligence, giving the tenant approximately 5.5 years remaining on the current lease term and a 10% increase in base rental income effective in March 2022. Additionally, Starbucks has communicated to GIP that it may be investing approximately $450,000 in the store for improvements, adding additional credibility to GIP’s overall investment thesis.

The Company funded the acquisition with the issuance of approximately $1.1 million of operating partnership units of Generation Income Properties LP (the operating partnership subsidiary of GIP) priced at $10/unit convertible on a 1-to-1 basis to GIPR common stock, and debt of approximately $1.1 million.

David Sobelman, CEO of GIP, stated, "I have been involved with this asset since the building was converted to a Starbucks roughly ten years ago. I developed a meaningful relationship with the contributor at the very beginning of my real estate career and fostering relationships is paramount to our corporate culture and success. This transaction and the other recently announced assets that we are pursuing are testament that our core company values lead to benefiting all stakeholders.  We are honored that the contributor sees long-term value in GIP by contributing an asset to our growing company."

The UPREIT structure generally allows current owners of a property to defer paying income taxes on the transfer of property to an operating partnership owned by a REIT, while providing the option to convert ownership in the partnership into shares of the REIT.

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities. Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements:

1 | GENERATION INCOME PROPERTIES | 401 E Jackson St, Suite 3300, Tampa, FL 33602 | (813) 448-1234

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's recent public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

2 | GENERATION INCOME PROPERTIES